 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2003

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

United Bancshares, Inc. (Nasdaq: UBOH – news), a $425 million bank holding company headquartered in Columbus Grove, Ohio, today announced that its wholly owned bank subsidiary, The Union Bank Company (Union), has completed the purchase of branches located in Pemberville, Gibsonburg and the Otterbein-Portage Valley Retirement Village from RFC Banking Company (RFCBC), which is headquartered in Findlay, Ohio.  Included in the purchase from RFCBC was approximately $71 million in deposits, $57 million in loans, fixed assets and real property.

E. Eugene Lehman, President and CEO of United Bancshares stated, “The finalization of the purchase of the Pemberville and Gibsonburg offices completes one important step of Union's strategic plan to selectively and opportunistically expand into markets with characteristics similar to our current service area. The availability of management and staff who share our commitment to the financial success of our customers, communities, and shareholders provides the opportunity to immediately focus on delivering optimum value to each of our constituencies.”

United Bancshares, Inc. is a locally owned and operated holding company comprised of The Union Bank Company and Bancservices United, Inc. The Union Bank Company serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2001 Form 10-K.

For more information, visit www.theubank.com or contact Brian Young at 419-659-2141.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: April 2, 2003	By: /s/ Brian D. Young Brian D. Young, CFO